EXHIBIT 10.1
PIONEER COMPANIES, INC.,
Issuer
AND
WELLS FARGO BANK, NATIONAL ASSOCIATION,
Trustee
FIRST SUPPLEMENTAL INDENTURE
Dated as of August 31, 2007
2.75% Convertible Senior Subordinated Notes due 2027
Supplementing the Indenture
dated as of March 26, 2007
between Pioneer Companies, Inc. and
Wells Fargo Bank, National Association, As Trustee

     FIRST SUPPLEMENTAL INDENTURE, dated as of August 31, 2007 (the “First Supplemental Indenture”), between Pioneer Companies, Inc., a Delaware corporation (the “Company”), and Wells Fargo Bank, National Association, a national banking association duly organized and existing under the laws of the United States, as trustee hereunder (the “Trustee”).
W I T N E S S E T H:
     WHEREAS, the Company has heretofore made, executed and delivered to the Trustee an Indenture, dated as of March 26, 2007 (the “Indenture”), between the Company and the Trustee, providing for the issuance of 2.75% Convertible Senior Subordinated Notes due 2027 (the “Notes”);
     WHEREAS, the Company issued the Notes in a private placement on March 26 2007, and the Notes remain outstanding as of the date hereof;
     WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of May 20, 2007 (the “Merger Agreement”), by and among the Company, Olin Corporation, a Virginia corporation (“Olin”), and Princeton Merger Corp., a wholly owned subsidiary of Olin (“Merger Sub”), Merger Sub will be merged with and into the Company and the Company shall be the surviving corporation (the “Merger”); and pursuant to the Merger Agreement, each issued and outstanding share of common stock, par value $0.01 per share (the “Common Stock”), of the Company will be exchanged for the right to receive merger consideration in cash in an amount equal to $35.00 and, following the Merger, all of the Common Stock will be cancelled;
     WHEREAS, the Merger occurred on August 31, 2007;
     WHEREAS, Section 15.01(a) of the Indenture has heretofore provided that, subject to and upon compliance with the provisions of the Indenture, on or prior to the Trading Day immediately preceding the Maturity Date, the holder of any Note not previously redeemed or repurchased shall have the right, at such holder’s option, to convert the principal amount of the Note, or any portion of such principal amount which is a multiple of $1,000, into cash or, as provided in the Indenture, cash and Common Stock, at a rate of 28.3222 shares of Common Stock per $1,000 principal amount under the circumstances and during the periods set forth in the Indenture, subject to adjustment as set forth in the Indenture;
     WHEREAS, the Merger constitutes a Fundamental Change pursuant to paragraph (2) of the definition of Fundamental Change in the Indenture;
     WHEREAS, Section 15.13(a) of the Indenture provides that in the event of a conversion of Notes by a holder in connection with an event described in paragraphs (1) or (2) of the definition of Fundamental Change that occurs on or prior to March 1, 2014, the Conversion Rate applicable to each $1,000 principal amount of Notes which are surrendered for conversion at any time during the period that is 15 Trading Days prior to the date announced by the Company as the anticipated effective date for the Fundamental Change and until and including the Designated Event Repurchase Date corresponding to such Fundamental Change, shall be increased by an additional number of shares of Common Stock (the “Additional Shares”) determined by reference to the table set forth in Section 15.13(e), based on the date on which the Fundamental Change becomes effective and the price paid per share of the Common Stock in the Fundamental Change transaction (“Stock Price”); provided, that if the actual Stock Price is between two Stock Price amounts in the table or the actual Effective Date is between two Effective Dates in the table, the number of Additional Shares will be determined by a straight-line interpolation between the number of Additional Shares set forth for the higher and lower Stock Price amounts and the two Effective Dates, as applicable, based on a 365-day year;
     WHEREAS, with respect to the Merger, the Effective Date is August 31, 2007 and the Stock Price is $35.00;
     WHEREAS, the Company has determined that, with respect to the Merger, the number of Additional Shares is 6.5016 and, accordingly, the Conversion Rate as adjusted for the Additional Shares is 34.8238;

     WHEREAS, as a result of the Merger, a holder of one share of Common Stock is entitled to receive cash in the amount of $35.00 in exchange for each such share;
     WHEREAS, Section 15.06 of the Indenture provides that if the Company is a party to any consolidation, merger or combination with another Person as a result of which holders of Common Stock are entitled to receive cash, securities or other property or assets with respect to or in exchange for such Common Stock, then the Company or the successor or purchasing Person, as the case may be, shall execute with the Trustee a supplemental indenture to the Indenture providing for the conversion and settlement of the Notes and any applicable adjustments thereto such that the right to convert each $1,000 principal amount of Notes will be changed to a right to convert such Note by reference to the kind and amount of cash, securities or other property or assets that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to such transaction would have owned or been entitled to receive;
     WHEREAS, the Company is executing and delivering to the Trustee this First Supplemental Indenture in accordance with the provisions of Section 15.06 of the Indenture; and
     WHEREAS, all acts and things necessary to make this First Supplemental Indenture a valid, binding and legal agreement according to its terms have been done and performed, and the execution of this First Supplemental Indenture has in all respects been duly authorized.
     NOW, THEREFORE, in consideration of the premises contained herein and in the Indenture and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Trustee hereby agree for the equal and proportionate benefit of the respective holders from time to time of the Notes, as follows:
     Section 1. Pursuant to Section 15.01 of the Indenture, the Company hereby agrees that until the Designated Event Repurchase Date set forth in the Company Repurchase Notice dated September 17, 2007, a Holder may convert its Notes into cash in an amount per $1,000 principal amount equal to $1,218.83, and thereafter, at any time during which the conditions of Article 15 of the Indenture are met, a holder may convert its Notes into cash in an amount per $1,000 principal amount equal to $991.28, and the parties hereto further agree that:
     (a) Paragraph (a) of Section 15.01 of the Indenture up to (but not including) the beginning of subsection (i) of that same paragraph (a) is hereby amended to read as follows:
     “Subject to and upon compliance with the provisions of this Indenture, on or prior to the Trading Day immediately preceding the Maturity Date, the holder of any Note not previously redeemed or repurchased shall have the right, at such holder’s option, to convert the principal amount of the Note, or any portion of such principal amount which is a multiple of $1,000, into cash at the Conversion Rate in effect at such time, by surrender of the Note so to be converted in whole or in part, together with any required funds, under the circumstances and in the manner described in this Article 15; provided, however, that at any time prior to the close of business on the Trading Day preceding January 1, 2014, holders may convert their Notes only upon occurrence of one of the following events:”
(b)	Section 15.04 of the Indenture is hereby amended to read in its entirety as follows:
     “Until the Designated Event Repurchase Date set forth in the Company Repurchase Notice dated September 17, 2007, the Conversion Rate shall be 34.8238 per $1,000 principal amount of the Notes. After the Designated Event Repurchase Date set forth in the Company Repurchase Notice dated September 17, 2007, the Conversion Rate shall be $991.28 per $1,000 principal amount of the Notes.”
(c)	The fourteenth paragraph of the Reverse of the Notes is hereby amended to read:
     “Subject to and in compliance with the provisions of the Indenture, on or prior to the Trading Day immediately preceding January 1, 2014, the holder hereof has the right, at its option, to convert each $1,000 principal amount of this Note into cash which is equal to the Conversion Rate, subject to adjustment from time to time as provided in the Indenture, upon surrender of this Note (if in certificated form) with the form entitled

“Conversion Notice” on the reverse hereof duly completed and manually signed, to the Company at the office or agency of the Company maintained for that purpose in accordance with the terms of the Indenture, or at the option of such holder, the Corporate Trust Office, together with any funds required pursuant to the terms of the Indenture, and, unless the shares issuable on conversion, if any, are to be issued in the same name as this Note, duly endorsed by, or accompanied by instruments of transfer in form satisfactory to the Company duly executed by, the holder or by such holder’s duly authorized attorney; provided, however, that at any time prior to the close of business on the trading Day preceding January 1, 2014, holders may convert their Notes only upon the occurrence of specified events set forth in the Indenture. Until the Designated Event Repurchase Date set forth in the Company Repurchase Notice dated September 17, 2007, the Conversion Rate shall be 34.8238 per $1,000 principal amount of the Notes. After the Designated Event Repurchase Date set forth in the Company Repurchase Notice dated September 17, 2007, the Conversion Rate shall be $991.28 per $1,000 principal amount of the Notes. The Company will notify the holder thereof of any event triggering the right to convert the Notes prior to January 1, 2014, as specified above in accordance with the Indenture. In order to exercise the conversion right with respect to any interest in a Global Note, the holder must complete the appropriate instruction form pursuant to the Depositary’s book-entry conversion program, deliver by book-entry delivery an interest in such Global Note, furnish appropriate endorsements and transfer documents if required by the Company or the Trustee or conversion agent, and pay the funds, if any, required pursuant to the terms of the Indenture.”
     Section 2. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     Section 3. Nothing in this First Supplemental Indenture, express or implied, shall give to any person, other than the parties hereto and their successors under the Indenture and the holders of the Notes, any benefit or any legal or equitable right, remedy or claim under the Indenture.
     Section 4. Unless otherwise defined in this First Supplemental Indenture, all terms used in this First Supplemental Indenture shall have the meanings assigned to them in the Indenture.
     Section 5. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.
     Section 6. This First Supplemental Indenture amends and supplements the Indenture and shall be a part and subject to all the terms thereof. Except as amended and supplemented hereby, the Indenture and all documents executed in connection therewith shall continue in full force and effect and shall remain enforceable and binding in accordance with their respective terms.
     Section 7. This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.
     Section 8. The parties hereto will execute and deliver such further instruments and do such further acts and things as may be reasonably required to carry out the intent and purpose of this First Supplemental Indenture.
     Section 9. All agreements of the Company in this First Supplemental Indenture shall bind its successor. All agreements of the Trustee in this First Supplemental Indenture shall bind its successor.
     Section 10. If any provision of this First Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included in this First Supplemental Indenture by the Trust Indenture Act of 1939, as amended, the required provision shall control.

     IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

PIONEER COMPANIES, INC.
By:	/s/ George H. Pain
	Name:	George H. Pain
	Title:	Vice President and Secretary

WELL FARGO BANK, NATIONAL ASSOCIATION, as Trustee
By:	/s/ Tim Mowdy
	Name:	Tim Mowdy
	Title:	Vice President